UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 16, 2015

UBIQUITI NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)
001-35300 (Commission File Number)	32-0097377 (IRS Employer Identification No.)
2580 Orchard Parkway San Jose, CA 95131 (Address of principal executive offices, including zip code)
(408) 942-3085 (Registrant’s telephone number, including area code)
N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                      Submission of Matters to a Vote of Security Holders.

On December 16, 2015, the Company held its Annual Meeting. The stockholders voted on the following two proposals and cast their votes as described below.

Proposal 1:  To elect one Class I director to serve until the third annual meeting of the Company’s stockholders following his election or until his successor is duly elected and qualified, subject to earlier death, resignation or removal.  This proposal was approved.

	For	Withhold	Broker Non-Votes
Rafael Torres	69,455,016	5,132,775	7,506,427

Proposal 2:  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for the fiscal year ending June 30, 2016.  This proposal was approved.

For	Against	Abstain
81,976,534	87,018	30,666

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, Steven R. Altman, a former member of the Board of Directors (the “Board”) of Ubiquiti Networks, Inc. (the “Company”), and a former member of the Audit Committee of the Board, did not stand for re-election to the Board upon the expiration of his term at the Company’s Annual Meeting of Stockholders, held on December 16, 2015 (the “Annual Meeting”). As a result, the Audit Committee of the Board is now comprised of two members.

On December 17, 2015, the Company received a letter from NASDAQ stating that the Company is no longer in compliance with Rule 5605(c)(2)(A) of the NASDAQ Listing Rules, which requires that the Audit Committee of the Board be comprised of at least three directors who meet certain independence and other requirements.  The Company will rely on the cure period provided by Rule 5605(c)(4)(B) of the NASDAQ Listing Rules, which allows the Company until the earlier of (A) the Company’s next annual meeting of stockholders or (B) December 12, 2016 to regain compliance with Rule 5605(c)(2)(A) of the NASDAQ Listing Rules. The Company intends to appoint an additional independent director to its Board and each of its committees, including the Audit Committee, prior to the end of the cure period provided by NASDAQ’s rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2015	Ubiquiti Networks, Inc. By: /s/ Robert J. Pera Name: Robert J. Pera Title: Chief Executive Officer